QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
VCampus Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)
☒	No fee required.
☐	$125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1.	Amount Previously Paid: $
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing Party:
	4.	Date Filed:

VCAMPUS CORPORATION
1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 27, 2003

To the stockholders of VCampus Corporation:

        You are invited to attend the annual meeting of stockholders of VCampus Corporation, a Delaware corporation ("VCampus"), to be held at our offices at 1850 Centennial Park Drive, Suite 200, Reston, Virginia on Tuesday, May 27, 2003 at 10:00 a.m., for the following purposes:

  1.
  To elect a board of seven directors;

  2.
  To ratify and approve the $2 million Series G preferred stock financing completed between September 2002 and March 2003 and to authorize the full conversion of the securities issued thereunder into common stock pursuant to the terms thereof;

  3.
  To ratify and approve the nominal participation by one of our executive officers in the Series G preferred stock financing described in Proposal No. 2;

  4.
  To ratify and approve a new Series H preferred stock financing of up to $7 million (some or all of which might be completed prior to the meeting date) potentially involving the issuance of equity securities in an amount that could be more than a majority of our common stock or voting securities outstanding prior to and after the financing;

  5.
  To approve an amendment to our Certificate of Incorporation to require mandatory automatic conversion of all shares of Series D preferred stock into common stock;

  6.
  To reserve an additional 200,000 shares for issuance under our 1996 Stock Plan;

  7.
  To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003; and

  8.
  To act upon such other matters as may properly come before the meeting or any adjournment thereof.

        The foregoing items are more fully described in the attached proxy statement.

        The Board of Directors has fixed the close of business on April 8, 2003 as the record date to determine the stockholders entitled to notice of and to vote at the meeting or any adjournment. You are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed. You may vote in person at the meeting, even if you returned a proxy.

        Our proxy statement and proxy are submitted herewith along with our Annual Report to Stockholders for the year ended December 31, 2002.

IMPORTANT—YOUR PROXY IS ENCLOSED

        Whether or not you plan to attend the meeting, we urge you to execute and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors
Narasimhan P. Kannan, Chief Executive Officer and Chairman of the Board
Reston, Virginia May 1, 2003

VCAMPUS CORPORATION
1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 27, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

        The enclosed proxy is solicited by the Board of Directors of VCampus Corporation for use at our annual meeting of stockholders to be held at our executive offices at 1850 Centennial Park Drive, Suite 200, Reston, Virginia at 10:00 a.m. on Tuesday, May 27, 2003, and any adjournments thereof.

        We will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, our employees, without extra pay, might solicit proxies personally or by telephone. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

        Copies of this proxy statement and accompanying proxy card were mailed to stockholders on or about May 1, 2003.

Revocability of Proxies

        You have the power to revoke your proxy at any time before it is voted by giving a later proxy or written notice to us (Attention: Corporate Secretary), or by attending the annual meeting and voting in person.

Voting

        When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

  (1)
  FOR electing the seven nominees for director identified below;

  (2)
  FOR approving the $2 million Series G preferred stock financing completed between September 2002 and March 2003 and to authorize the full conversion of the securities issued thereunder into common stock pursuant to the terms thereof;

  (3)
  FOR ratifying the nominal participation by one of our executive officers in the Series G preferred stock financing;

  (4)
  FOR approving the Series H preferred stock financing on the terms described herein;

  (5)
  FOR approving an amendment to our Certificate of Incorporation to require mandatory automatic conversion of all shares of Series D preferred stock into common stock on the terms described herein;

  (6)
  FOR reserving an additional 200,000 shares for issuance under our 1996 Stock Plan;

  (7)
  FOR ratifying the appointment of Ernst & Young LLP, McLean, Virginia, as our independent auditors for the fiscal year ending December 31, 2003; and

  (8)
  IN THE DISCRETION of the proxies with respect to any other matters properly brought before the stockholders at the annual meeting.

Record Date and Shares Outstanding

        Only the holders of record of the our common stock, Series C preferred stock, Series D preferred stock, Series E preferred stock, Series F preferred stock, Series F-1 preferred stock and Series G preferred stock at the close of business on the record date, April 8, 2003, are entitled to notice of and to vote at the annual meeting, except that pursuant to Nasdaq Marketplace Rules the 78,041 shares of Series G preferred stock subject to Proposal No. 2 cannot be voted with respect to Proposal No. 2 and no shares of Series H preferred stock can be voted with respect to Proposal No. 4. On the record date, 1,581,307 shares of common stock, 611,522 shares of Series C preferred stock, 1,013,809 shares of Series D preferred stock, 582,350 shares of Series E preferred stock, 3,000,000 shares of Series F preferred stock, 1,458,413 shares of Series F-1 preferred stock, 27,578 shares of Series F-2 preferred stock, 78,041 shares of Series G preferred stock and no shares of Series H preferred stock were outstanding. Stockholders will be entitled to one vote for each share of common stock held as of the record date, 1/10th of a vote for each share of Series C, D, E, F and F-1 preferred stock held as of the record date, ten votes for each share of Series G preferred stock held as of the record date and approximately 7.32 votes for each share of Series F-2 preferred stock held as of the record date. For information on ownership of our stock by management and 5% stockholders, see the Principal Stockholders table under "Other Information" beginning on page 21.

Deadline for Receipt of Stockholder Proposals

        Stockholders having proposals that they desire to present at next year's annual meeting of stockholders should, if they desire that such proposals be included in our proxy statement relating to that meeting, submit their proposals in time to be received by us not later than [December 31], 2003. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs your close attention to that Rule. In addition, management's proxy holders will have discretion to vote proxies given to them on any stockholder proposal at the annual meeting of which we do not have notice prior to [March 16], 2004. Proposals may be mailed to the Corporate Secretary, VCampus Corporation, 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Nominees

        Our Bylaws provide that the number of directors constituting the Board of Directors shall be no less than five nor greater than nine. The number of directors is currently seven and the number authorized to be elected at the meeting is seven. Therefore, seven directors are to be elected to serve for one year, until the election and qualification of their successors, and it is intended that proxies, except as directed otherwise, will be voted FOR all of the management nominees named below. If any such nominee is unable or declines to serve as a director at the time of the meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. We do not anticipate that any nominee listed below will be unable or will decline to serve as a director. None of the directors or nominees is related by blood, marriage or adoption to any other nominee or any of our executive officers.

Name	Age	Director Since
Narasimhan P. Kannan	54	1984
Edson D. deCastro	64	1994
Dennis J. Fischer	63	2002
William E. Kimberly	70	1995
Martin E. Maleska	59	2001
Daniel J. Neal	44	2000
John D. Sears	48	1998

        Narasimhan P. "Nat" Kannan has served as our Chief Executive Officer and Chairman of the Board of Directors since he founded the Company in 1984. In September 2000, Mr. Kannan stepped down as Chief Executive Officer to focus exclusively on his role as Chairman. In December 2002, he reassumed the position of President and Chief Executive Officer. Prior to founding the Company, he co-founded Ganesa Group, Inc., a developer of interactive graphics and modeling software, in 1981. Prior thereto, he served as a consultant to Booz Allen and Hamilton, Inc., the MITRE Corporation, The Ministry of Industry of the French Government, the Brookhaven and Lawrence Livermore National Laboratories, the White House Domestic Policy Committee on Energy, and Control Data Corporation. He serves on the board of directors of TV on the Web, Inc. He holds a B.S. in Engineering from the Indian Institute of Technology in Madras, India, and he performed advanced graduate work in business and engineering at Dartmouth College.

        Edson D. deCastro has been a director since 1994. From June 1995 to January 1997 Mr. deCastro served as Chief Executive Officer of Xenometrix, Inc. and served as its Chairman from 1992 until November 1997. Mr. deCastro was the founder of Data General Corporation and served as its Chief Executive Officer from 1968 to 1990. From January 1990 to June 1995, Mr. deCastro was an independent contractor. Mr. deCastro now works as a consultant. Mr. deCastro also serves on the boards of directors of Avax Technologies, Inc. and Healthgate Data Corp., all public companies, and of several private early-stage technology companies. He holds a B.S. in Electrical Engineering from the University of Lowell.

        Dennis J. Fischer has been a director since March of 2002. He is a Vice President in Visa U.S.A.'s Sales and Integrated Solutions division, with responsibility for Visa's commercial card programs for the Federal Government. Mr. Fischer served 30 years in the Federal government, most recently as Commissioner of the General Services Administration's (GSA) Federal Technology Service from 1997 to 2000. Mr. Fischer also was the first Chief Financial Officer of the GSA from 1992 to 1997. His other government posts have included Deputy Assistant Secretary, Finance, and Deputy CFO, for the U.S. Department of Health and Human Services; and Associate Director for Policy and Management, United States Mint, U.S. Treasury Department. Mr. Fischer held various financial management positions at the U.S. Department of Health, Education and Welfare, including Financial Management Officer and Executive Officer for the Health Care Financing Administration of the Department of Health and Human Services. Mr. Fischer holds a B. A. in Mathematics from Vanderbilt University and a Masters in Financial Management from George Washington University.

        William E. Kimberly has been a director since 1995. Mr. Kimberly has served since 2002 as the President and is the sole owner of NAZTEC, LLC, an investment banking and consulting firm. He has also served since 2002 on the Board of Advisors and is a founding investor of New Vantage Group, LLC, a firm focused on forming and managing angel investment clubs. Mr. Kimberly served as the President of the Manchester Group, Ltd., an investment banking firm, from 1990 to 1992, and as Chairman of NAZTEC International Group, Inc., its successor, from 1992 to 2002. Prior thereto, Mr. Kimberly served in various senior executive capacities for 23 years for Kimberly Clark Corporation. Mr. Kimberly also serves as a director of Sytel Inc. He is a member of the Board of Trustees of The Asheville School and the Board of Advisors of the Pan American Development Foundation.

        Martin E. Maleska has been a director since February 2001. He has served as Managing Director of Veronis Suhler & Associates since January 1999. Prior thereto, Mr. Maleska worked at Simon & Schuster's International and Business and Professional Group, where he was president from 1995-1998. A managing director at Veronis Suhler & Associates from 1991-1995, Mr. Maleska concentrated on magazine, newspaper and book publishing transactions. Mr. Maleska holds a B.S. in Chemistry from Fordham University and an M.B.A. in Finance from New York University.

        Daniel J. Neal has served as a director of the Company since joining the Company in September 2000. From September 2000 until December 2002, Mr. Neal also served as VCampus' CEO. Mr. Neal now serves as the Chief of Strategic Partnerships and Vice Chairman of the Board of Directors. From July 1998 until joining the Company, Mr. Neal served in various positions with USinternetworking, Inc., including Vice President/General Manager, Senior Director, E-Commerce Partnering and Senior Director, Acquisition Integration. From April 1996 until July 1998, he was the Director of National Partnering for Global One Communications, LLC, a subsidiary of Sprint. Prior to that, Mr. Neal served as a Senior Staff Member with the Office of the Vice President of the United States. Mr. Neal received his B.A. from the University of California, Berkeley, and holds an M.B.A. from the Wharton School at the University of Pennsylvania.

        John D. Sears has been a director since 1998 and has been employed in various executive capacities by the University of Phoenix since 1987, currently serving as Vice President of the Office of Institutional Development, and prior thereto as the Vice President of the Center for Distance Education. Mr. Sears holds a B.A. from the University of Notre Dame and a Masters in Business Administration from the University of Denver.

Right to Nominate Director

        So long as Qwest Investment Company (formerly US West Internet Ventures, Inc.), a subsidiary of Qwest Communications International Inc., or its affiliates holds at least 20,000 shares of our common stock (as adjusted for the 1-for-10 reverse split of our common stock effected in July 2002), a designee of Qwest reasonably acceptable to us has the right to be included as a management nominee for election to the Board. This Board nomination right terminated on April 20, 2003. Qwest never submitted a designee for election to our Board.

Information Concerning the Board of Directors and Its Committees

        The business of the Company is under the general management of the Board of Directors as provided by the laws of Delaware and the Bylaws of the Company. During the fiscal year ended December 31, 2002, the Board of Directors held four formal meetings, excluding actions by unanimous written consent. Each member of the Board attended at least 75% of the fiscal 2002 meetings of the Board of Directors and Board committees of which he was a member.

        The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee currently consists of Messrs. Kimberly, Sears and Maleska. During 2002, the Audit Committee held six formal meetings, excluding actions by unanimous written consent. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Compensation Committee currently consists of Mr. deCastro and Mr. Fischer. During 2002, the Compensation Committee held no formal meetings, instead taking action exclusively by unanimous written consent. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and incentive compensation for our officers, and determines the amount and type of equity incentives granted to participants in our 1996 Stock Plan.

Vote Required

        The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the meeting shall be elected as our directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other effect under Delaware law. However, because directors are elected by a plurality vote, abstentions in the election of directors have no effect once a quorum exists. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes"). Withheld votes and broker non-votes, if any, are not treated as votes cast and therefore, will have no effect on the proposal to elect directors.

The Board of Directors has unanimously approved and recommends that stockholders vote "FOR" the election of the management nominees listed above.

PROPOSAL NO. 2—APPROVAL OF SERIES G PREFERRED STOCK FINANCING

        Between September 2002 and March 2003, we raised approximately $2 million through a private placement primarily to existing investors by issuing a total of 78,041 shares of Series G preferred stock at prices ranging from $21.96 to $39.50 per share. Each share of Series G preferred stock is convertible into shares of common stock at any time at the election of the holder at conversion prices ranging from $2.196 to $2.722 per share. At current conversion prices, there are a total of 827,143 shares of common stock currently issuable upon conversion of all 78,041 shares of Series G preferred stock. In connection with the financing, we also issued five-year warrants to purchase a total of 195,102 shares of common stock at prices ranging from $2.42 to $4.35 per share. Barry Fingerhut, a former director of VCampus and our largest beneficial stockholder, invested approximately $1.2 million of the $2 million of gross proceeds raised in the financing.

        We are currently negotiating with the holders of the Series G preferred stock in an effort to get them to agree to voluntarily convert all of their shares of Series G preferred stock into common stock. By the meeting date, we expect to have agreements from holders of a sufficient number of shares of Series G preferred stock to effect conversion in full of all of the Series G preferred stock into common stock at the applicable conversion prices. The full conversion of such preferred shares into common stock is subject to stockholder approval of this Proposal No. 2 at the meeting. To secure the requisite agreements to convert from the Series G preferred stockholders, we have offered to issue them warrants to purchase a number of shares of common stock equal to up to 20% of the number of shares issuable upon conversion of their preferred stock at an exercise price equal to fair market value or higher on the date of conversion.

        In soliciting your approval for this proposal, we are asking you to approve all of the past issuances described herein relating to the Series G financing and the right of the holders thereof to fully convert into common stock the securities that we have issued pursuant thereto on the terms described herein.

        Absent stockholder approval, we are not required to issue any shares of common stock upon conversion or exercise of any of the securities issued in connection with these transactions if and to the extent such issuance would exceed the number of shares permitted to be issued prior to stockholder approval under Nasdaq Marketplace Rules. [Through the date of this proxy, no shares of common stock have been issued pursuant to the transactions that are the subject of this proposal..... or....Through the date of this proxy, a total of xxxxx shares of common stock have been issued pursuant to the transactions that are the subject of this proposal, which is the maximum number of shares of common stock permitted to be issued under Nasdaq Marketplace Rules prior to obtaining stockholder approval]

Nasdaq Stockholder Approval Requirements

        We are submitting this proposal for stockholder approval pursuant to Nasdaq Marketplace Rules, which include several non-quantitative designation criteria required of a Nasdaq SmallCap Market issuer, such as VCampus. Two of the events that require prior stockholder approval pursuant to these rules are as follows:

  •
  when the issuance or potential issuance (of securities of the issuer) will result in a change of control of the issuer; and

  •
  in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

        Although the securities issued in the Series G financings were issued with conversion prices at or above market value of our common stock on the respective dates of issuance, because the conversion in full of convertible securities sold or to be sold in the financings could result in the issuance by us of more than a majority of our outstanding common stock outstanding at the time we commenced the Series G financing, and because the conversion price of some of the shares of Series G preferred stock has been adjusted downward after the issuance date, and could be adjusted downward further in the future, to a price below market price as a result of subsequent dilutive issuances, the full conversion of such securities into common stock requires your approval. Absent stockholder approval, the Company could only issue approximately 305,000 shares of common stock out of the total of 827,143 shares of common stock potentially issuable upon conversion in full of the Series G preferred stock.

Effect of Not Approving this Proposal

        If we do not obtain stockholder approval for this proposal, approximately two-thirds of the total of 78,041 shares of Series G preferred stock currently issued and outstanding would remain outstanding and could not be converted into common stock. Such shares would retain an aggregate of approximately $1.33 million in liquidation preference senior to the common stock, payable to them in preference to the holders of common stock upon any liquidation or change of control transaction. Likewise, because conversion into common stock of the Series H preferred shares issued and issuable pursuant to the financing described in Proposal No. 4 will be conditioned upon the conversion in full of all shares of the Company's existing shares of preferred stock into common stock, failure to obtain stockholder approval under this proposal to permit full conversion of the Series G shares could cause the Series H preferred stock, together with its associated liquidation preference, to remain outstanding and senior to the common stock. We also believe that failure to obtain stockholder approval of this proposal could jeopardize our future financing prospects, because prospective purchasers of preferred stock or other securities convertible into VCampus common stock might be reluctant to purchase securities deemed at risk for not becoming convertible in full into common stock.

Vote Required

        The affirmative vote of the holders of a majority of all shares of our common stock and preferred stock present or represented and voting together as one class on this proposal at the annual meeting will be required to approve this proposal, provided, however, that in accordance with Nasdaq rules no shares of Series G preferred stock, or shares of common stock issued in connection with the Series G financing, are eligible to vote on this Proposal.

        In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the annual meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors has unanimously approved the Series G financing and recommends that you vote "FOR" Proposal No. 2.

PROPOSAL NO. 3—RATIFICATION OF PARTICIPATION BY A VCAMPUS OFFICER IN THE SERIES G PREFERRED STOCK FINANCING

        Between September 2002 and March 2003, we completed the $2 million Series G financing that is subject to stockholder approval under Proposal No. 2. Christopher Nelson, our chief financial officer, participated as a very small minority investor in this financing through his nominal investment of $6,588. Nasdaq Marketplace Rules require stockholder approval for certain issuances of securities to officers and directors that might be deemed by Nasdaq to be compensatory in nature. Even though the securities issued to Mr. Nelson in connection with this financing were issued with conversion prices at or above market value of our common stock on the dates of issuance, because such securities contain antidilution protection provisions that could cause their conversion prices to adjust downward below market value on the date of issuance, Nasdaq has determined that such issuances are potentially compensatory for purposes of the Nasdaq Marketplace Rules. Accordingly, in addition to the stockholder approval we are soliciting for the financing as a whole pursuant to Proposal No. 2, we are hereby soliciting specific stockholder ratification for the issuance of securities to Mr. Nelson.

Interest of VCampus Officer in the Financing

        The terms of the financing were negotiated at arms' length with the investment group's lead investor. While Mr. Nelson participated in the financing, he did so only as an investor, and on the exact same terms as outside investors. The $6,588 invested by Mr. Nelson for the purchase of 300 shares of Series G preferred stock, which are convertible into 3,000 shares of common stock, represents less than 1% of the shares issued and issuable in connection with the financing. Mr. Nelson also received a warrant to purchase 750 shares of common stock at $2.42 per share.

Effect of Not Approving This Proposal

        If we do not obtain stockholder approval for this proposal, the number of shares of common stock Mr. Nelson could ever receive upon conversion of his Series G preferred stock would be capped at approximately 15,000 shares, which means his conversion price would have to be adjusted down to below $0.44 per share before the cap would have any effect. The conversion price on Mr. Nelson's Series G preferred shares is currently $2.19 per share. If we were unable to issue all of the shares to Mr. Nelson to which he is entitled under the Series G agreements, it could negatively impact any future financings conditioned on full conversion of all Series G preferred stock into common stock.

Vote Required

        The affirmative vote of the holders of a majority of all shares of our common stock and preferred stock present or represented and voting together as one class on this proposal at the meeting will be required to approve this proposal. The shares of preferred stock subject to this proposal, and any common stock issued or issuable in connection therewith, will not be counted in the vote for this proposal in accordance with Nasdaq rules. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the annual meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors has unanimously approved the nominal officer participation in the referenced financing and recommends that you vote "FOR" this Proposal No. 3.

PROPOSAL NO. 4—APPROVAL OF SERIES H PREFERRED STOCK FINANCING

April 2003 Financing

        In April 2003, we raised approximately $x.x million through a private placement primarily to existing investors by issuing a total of xx,xxx shares of Series H preferred stock at $xxx.xx per share. Each share of Series H preferred stock is convertible into 100 shares of common stock at any time at the election of the holder or automatically upon the satisfaction of the conditions described below. As of the date of mailing of this proxy, there were a total of x,xxx,xxx shares of common stock issuable upon conversion of all xx,xxx outstanding shares of Series H preferred stock. Subject to and simultaneous with stockholder approval of this proposal at the meeting, and conditioned upon the prior or simultaneous conversion of all of the Company's existing shares of preferred stock into common stock, all of the shares of Series H preferred stock outstanding at that time will automatically convert into common stock on the terms described herein. As an inducement to complete the financing, we have issued and will issue 5-year warrants to the purchasers of Series H preferred stock to purchase a number of shares of common stock equal to 25% of the number of shares of common issuable upon conversion of the Series H preferred stock purchased. The exercise price of these warrants is $x.xx per share. We expect to register for resale the warrants and the shares of common stock issuable upon conversion of Series H preferred stock and exercise of the warrants.

Conversion of Preferred Stock to Common Stock

        As a condition to completion of the Series H financing, all of our outstanding shares of each class of preferred stock (with the exception of portions of the Series G preferred stock and Series D preferred stock) must fully convert into common stock. To date, except as described below, we have agreements from holders of a sufficient number of shares of each class of preferred stock to effect conversion in full of all of the preferred stock of each class into common stock at the applicable conversion prices. However, the full conversion of Series G preferred stock into common stock is subject to stockholder approval of Proposal No. 2 at the meeting. Also, conversion of shares of Series D Preferred Stock held by a minority stockholder who has not agreed to convert voluntarily is subject to stockholder approval of Proposal No. 5 at the meeting. To secure the requisite agreements to convert from the holders of each class of our preferred stock, we have offered to issue them warrants to purchase a number of shares of common stock equal to up to 20% of the number of shares otherwise issuable to them upon conversion of their preferred stock. The exercise price of these warrants is and will be equal to fair market value or higher on the date of conversion.

Approval Requested for Past and Future Financing

        In addition to the Series H preferred shares we sold in April, we expect to sell additional shares of Series H preferred stock to help us meet our anticipated working capital needs. In soliciting your approval for this proposal, we are asking you to approve all of the past issuances described herein relating to the Series H financing, together with the sale of up to $x.x million of additional Series H preferred stock (or the common stock equivalent thereof) for an aggregate offering not to exceed $7.0 million, on the terms described herein, including authorization to fully convert these securities into common stock on the terms described herein.

Terms of Future Financing

        Any future sale of securities pursuant to this proposal would be at purchase prices or conversion prices tied to the market price of our common stock and at no more of a discount to market than [the discount applied to the Series H preferred stock sold in April]. The conversion price for the Series H shares sold in April was [$x.xx], or a x.x% discount to the closing sale price of our common stock on the date of issuance. In connection with any financing completed in reliance upon the approval obtained under this proposal, without obtaining additional stockholder approval we will not issue or obligate ourselves to issue more than 5,000,000 shares of common stock (as adjusted for any stock splits, stock dividends or similar transactions). Any closing with respect to the sale of [additional] securities issued in reliance on this proposal would be completed within 90 days of the date of the meeting. In connection with the financing, we expect to pay placement agent commissions of up to 6%, payable in the securities issued in the financing.

Nasdaq Stockholder Approval Requirements

        Absent stockholder approval, we are not required to issue any shares of common stock upon conversion or exercise of any of the securities issued in connection with these transactions if and to the extent such issuance would exceed the number of shares permitted to be issued prior to stockholder approval under Nasdaq Marketplace Rules. [Through the date of this proxy, no shares of common stock have been issued upon conversion of Series H preferred stock.... or....Through the date of this proxy, a total of xxxxx shares of common stock have been issued pursuant to the transactions that are the subject of this proposal, which is the maximum number of shares of common stock permitted to be issued under Nasdaq Marketplace Rules prior to obtaining stockholder approval].

        We are submitting this proposal for stockholder approval pursuant to Nasdaq Marketplace Rules, which include several non-quantitative designation criteria required of a Nasdaq SmallCap Market issuer, such as VCampus. Two of the events that require prior stockholder approval pursuant to these rules are as follows:

  •
  when the issuance or potential issuance (of securities of the issuer) will result in a change of control of the issuer; and

  •
  in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

        Because the securities issued or to be issued in the Series H financing have or will have conversion prices below market value of our common stock on the dates of issuance and because the conversion in full of convertible securities sold or to be sold in the financing could result in the issuance by us of 20% or more, or even more than a majority, of our outstanding common stock outstanding at the time we commenced the Series H financing, the full conversion of such securities into common stock requires your approval. Absent stockholder approval, the Company could only issue approximately 316,000 shares of common stock out of the total of xxx,xxx shares of common stock potentially issuable upon conversion in full of the Series H preferred stock [outstanding on the date hereof and could not issue any shares of common stock upon conversion of any shares of Series H preferred stock sold in subsequent rounds of the Series H financing..... or.....issuable pursuant to the maximum $7 million financing at $x.xx per share].

Effect of Not Approving this Proposal

        If we do not obtain stockholder approval for this proposal, a large portion of the Series H preferred stock currently issued and outstanding would remain outstanding and could not be converted into common stock. Such shares would retain an aggregate of approximately $[x.xx] million in liquidation preference senior to the common stock, payable to them in preference to the holders of common stock upon any liquidation or change of control transaction. We also believe that failure to obtain stockholder approval of this proposal could jeopardize any remaining portion of the Series H financing and our other future financing prospects, because prospective purchasers of preferred stock or other securities convertible into VCampus common stock might be reluctant to purchase securities deemed at risk for not becoming convertible in full into common stock.

Vote Required

        The affirmative vote of the holders of a majority of all shares of our common stock and preferred stock who are eligible to vote and are present or represented and voting together as one class on this proposal at the annual meeting will be required to approve this proposal.

        In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the annual meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors has unanimously approved the Series H financing and recommends that you vote "FOR" Proposal No. 4.

PROPOSAL NO. 5—APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT AUTOMATIC CONVERSION OF SERIES D PREFERRED STOCK INTO COMMON STOCK

        Our Board of Directors has approved, and recommends that the stockholders approve, an amendment to our Amended and Restated Certificate of Incorporation to require mandatory automatic conversion of all shares of Series D preferred stock into common stock, effective immediately upon stockholder approval of this proposal and upon filing of the amendment contemplated by this proposal with the Delaware Secretary of State.

        The Board is recommending the proposed amendment primarily in order to satisfy the conditions necessary to effect the conversion of Series H preferred stock into common stock as contemplated by the Series H financing described in Proposal No. 4. The conversion of such Series H preferred shares into common stock is conditioned on the prior or simultaneous conversion of all other classes of our preferred stock into common stock. Although we have been successful in negotiating agreements for voluntary conversions of all of the shares of our Series C, E, F, F-1, F-2 and G preferred stock, we have thus far not been able to secure consents from one of our minority Series D preferred stockholders to effect a voluntary conversion of his shares. Approval of this proposal would allow us to effect conversion of the minority stockholder's shares of Series D preferred stock into common stock without his consent. The entire class of outstanding Series D preferred stock would convert into a total of 101,381 shares of common stock.

        In addition to the benefit to the common stockholders of removing more than $20 million of liquidation preference, we believe that converting all of our classes of preferred stock into common stock will simplify our capital structure and improve our future financing prospects.

Vote Required

        The affirmative vote of the holders of at least at majority of all outstanding shares of our common stock and preferred stock entitled to vote thereon and voting together as a single class, together with the affirmative vote of the holders of at least a majority of all outstanding shares of our Series D preferred stock entitled to vote thereon and voting as a separate class, is required to approve this amendment to our Certificate of Incorporation.

        In accordance with Delaware law, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. Because we need absolute majority votes to approve this proposal, abstentions and broker non-votes will have the same effect as negative votes.

        If the proposal is approved, our officers will promptly make appropriate filings in the State of Delaware and take any other actions necessary to implement the Series D preferred stock conversion.

The Board of Directors has unanimously approved the proposed amendment to our Certificate of Incorporation to effect automatic conversion of Series D preferred stock into common stock, and recommends you vote "FOR" Proposal No. 5.

PROPOSAL NO. 6—INCREASE TO NUMBER OF SHARES RESERVED UNDER OUR 1996 STOCK PLAN

        Our 1996 Stock Plan (the "1996 Plan") was adopted and approved by the Board of Directors in August 1996 and by our stockholders in September 1996. A total of 702,489 shares of common stock have been reserved for issuance under the 1996 Plan, 200,000 of which are subject to stockholder approval at the meeting. As of March 31, 2003, 9,335 shares of common stock had been issued upon exercise of options granted under the 1996 Plan, and options for 415,303 shares were outstanding thereunder at a weighted average exercise price of $11.72 per share. The 1996 Plan also allows for the grant of purchase rights, under which 57,155 shares have been purchased to date. Absent stockholder approval, only 20,697 shares remain available for issuance under the 1996 Plan as incentive stock options and all future grants from the 200,000 shares subject to this proposal will not qualify as incentive stock options.

        The 1996 Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), solely to employees (including officers and employee directors), and nonstatutory stock options to employees, directors and consultants.

        In order to tie director compensation more directly to the individual director's contributions to the Company, the 1996 Plan includes an automatic grant program for non-employee directors. This program provides for automatic grants on January 1 of each year to directors who are not employees of the Company of an option to purchase 1,000 shares. In addition, in the case of a new director, automatic grants shall be effective upon such director's initial election or appointment to the Board with the number of underlying shares equal to the product of 250 multiplied by the number of regularly scheduled meetings remaining in that year. Subject to continued status as a director, options granted pursuant to the automatic grant program vest 25% per year on each of the fifth, sixth, seventh and eighth anniversaries of the date of grant; provided, however, that 250 shares vest on each date the director attends a Board meeting in person during that year. In addition, each such director will automatically be granted a fully-vested option to purchase an additional 250 shares on each date the director attends an in-person meeting of a committee of the Board other than on the same day or within one day of a full Board meeting.

        As of March 31, 2003, approximately 50 persons were eligible to receive grants under the 1996 Plan. The Compensation Committee of the Board of Directors administers the 1996 Plan. Subject to the restrictions of the 1996 Plan, the Compensation Committee determines who is granted options, the terms of options granted, including exercise price, the number of shares subject to the option and the option's exercisability. The current members of the Compensation Committee are Mr. deCastro, Mr. Kannan and Mr. Fischer.

        The exercise price of options granted under the 1996 Plan is determined on the date of grant, and in the case of incentive stock options must be at least 100% of the fair market value per share at the time of grant. The exercise price of any option granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. The aggregate fair market value of common stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000. Payment of the exercise price may be made by delivery of cash or a check to the order of the Company, or by any other means determined by the Board of Directors.

        Options granted to employees under the 1996 Plan generally become exercisable in increments, based on the optionee's continued employment with us, over a period of up to five years. The term of an incentive stock option may not exceed 10 years. The form of option agreement generally provides that options granted under the 1996 Plan, whether incentive stock options or nonstatutory options, expire 10 years from the date of grant. Incentive stock options granted pursuant to the 1996 Plan are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Generally, in the event of a merger of the Company with or into another corporation or a sale of all or substantially all of our assets, all outstanding options under the 1996 Plan shall accelerate and become fully exercisable upon consummation of such merger or sale of assets.

        The Board may amend the 1996 Plan at any time or from time to time or may terminate the 1996 Plan without the approval of the stockholders, provided that stockholder approval is required for any amendment to the 1996 Plan requiring stockholder approval under applicable law as in effect at the time. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 1996 Plan. The Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The 1996 Plan will terminate in August 2006, unless terminated sooner by the Board.

Tax Consequences of Options

        An optionee who is granted an incentive stock option will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the optionee's alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option's exercise price, and therefore may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option's exercise or (ii) the sale price of the shares. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee's holding period with respect to such shares.

        All other options that do not qualify as incentive stock options are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee's holding period with respect to such shares.

        The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the federal income tax consequences to the optionee and the Company with respect to the grant and exercise of options under the 1996 Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Proposed Amendment

        In March 2003, the Board of Directors adopted an amendment to the 1996 Plan to increase the number of shares reserved for issuance thereunder by 200,000 shares, from 502,489 shares to 702,489 shares (the "Share Amount Amendment"). Without giving effect to the Share Amount Amendment, as of March 31, 2003, only 20,697 shares remained available for future grant as incentive stock options under the 1996 Plan, which will not allow us to meet our anticipated needs with respect to the issuance of such additional options to our employees, directors and consultants. Absent stockholder approval, all future grants from the 200,000 additional shares subject to this proposal will fail to qualify for favorable tax treatment as incentive stock options.

        At the meeting, we are asking the stockholders to approve the Share Amount Amendment.

Vote Required

        The affirmative vote of the holders of a majority of the shares of our common stock and preferred stock present or represented and voting together as one class on this proposal at the meeting will be required to approve the Share Amount Amendment. Failure to obtain stockholder approval of the Share Amount Amendment will prevent us from granting incentive stock options out of the additional 200,000 shares, but will not necessarily prevent us from otherwise granting other awards under the 1996 Plan.

        Votes withheld on this proposal will be counted for purposes of determining the presence or absence of a quorum for the transaction of business and will be treated as shares represented and voting on this proposal at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors has unanimously approved and recommends a vote "FOR" the proposed increase to the number of shares reserved for issuance under the 1996 Plan.

PROPOSAL NO. 7—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        Our Board of Directors has appointed the firm of Ernst & Young LLP, McLean, Virginia, to serve as our independent auditors for the fiscal year ending December 31, 2003, and recommends that the stockholders ratify such action. Ernst & Young LLP has audited our accounts since 1994 and has advised us that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries in any capacity other than that of serving as independent auditors. Representatives of Ernst & Young LLP are expected to attend the Meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

        The affirmative vote of the holders of a majority of the shares of our common stock and preferred stock present or represented and voting together as one class on this proposal at the Meeting shall constitute ratification of the appointment of Ernst & Young LLP. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider its selection.

Audit Fees

        Ernst & Young LLP billed us aggregate fees of approximately $133,000 for professional services rendered for the audit of our annual financial statements of fiscal year 2002 and for reviews of the financial statements included in our quarterly reports on Form 10-Q for the first three quarters of fiscal 2002.

All Other Fees

        Ernst & Young LLP billed us aggregate fees of approximately $31,000 for professional services rendered in fiscal 2002 other than audit services and review of quarterly reports. Included in this amount are audit-related fees of $16,000 resulting primarily from services rendered for the review of our registration statements filed with the SEC and accounting consultation on proposed transactions. The remaining fees of approximately $15,000 resulted primarily from services rendered for the review of our fiscal 2001 tax return. The Audit Committee of the Board of Directors considered whether these activities were compatible with the maintenance of independence by Ernst & Young LLP.

Financial Information Systems Design and Implementation Fees

        We did not engage Ernst & Young LLP in fiscal 2002 to perform any services for financial information systems design or implementations. Accordingly, the fees we paid to our auditors for these services in 2002 was $0.

The Board of Directors has unanimously approved and recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003.

[PROPOSAL NO. X—APPROVAL OF FUTURE FINANCING

        [Note: This financing proposal is either an alternative to or an addition to the Series H preferred stock financing contemplated under Proposal No. 4. If the Series H preferred stock financing does not materialize between the date of this preliminary proxy and the mailing date for the definitive proxy, we might decide to submit this proposal to our stockholders under our definitive proxy in lieu of current Proposal No. 4]

        To meet our needs for working capital and to enhance our prospects for future growth, we believe we will need to raise additional funds in 2003. In an effort to meet these capital requirements, we are seeking your approval for raising up to $10.0 million through the private placement of our securities to be completed within 90 days of the meeting date, on an as needed basis, as determined by our Board of Directors and subject to the limitations described herein. A summary of the terms of the proposed future financings is set forth below. We strongly encourage you to review these terms in making your decision to vote your proxy.

Securities Offered

        The securities we might offer in the future financing could consist of common stock, preferred stock, convertible notes, warrants or any combination of the foregoing. In soliciting stockholder approval for this proposal, we are asking stockholders to give us the discretion to sell shares of common stock (or securities convertible into common stock) at any price deemed necessary by the VCampus Board of Directors so long as the price per share (or exercise or conversion price per share, as the case may be) is no less than xx% of the average closing sale price of our common stock for the five trading days prior to issuance. In any event, in connection with any financing completed in reliance upon the approval obtained under this proposal, without obtaining additional stockholder approval we will not issue or obligate ourselves to issue more than 5,000,000 shares of common stock (as adjusted for any stock splits, stock dividends or similar transactions), excluding any shares of common stock issuable upon exercise of warrants that we might issue in connection therewith. The number of warrants we might issue, if any, will in no event exceed 50% of the number of shares of common stock otherwise issued or issuable in the future financing.

        The following table shows the potential number of shares that we might issue in the future financing and the approximate percentage of our voting stock that such shares would represent upon closing. This table is only intended to provide a few examples of the potential dilution associated with the new financings. The actual number of shares issued and the price at which we might actually sell securities could largely depend upon the trading price of our common stock prior to closing. If this proposal is approved, and we issue a substantial portion of the $10.0 million in securities, the existing holders of our equity securities could face substantial dilution of their voting and percentage ownership interest in VCampus.

	Shares Issued (Percentage Outstanding) at an Assumed Sale Price Per Share
Assumed Amount Raised in Financing
	$2.00	$3.00	$4.00
$5,000,000	2,500,000 (xx.x%)	1,666,667 (x.xx%)	1,250,000 (x.xx%)
$10,000,000	5,000,000 (xx.x%)	3,333,333 (x.xx%)	2,500,000 (x.xx%)

        The VCampus Board will determine, in its discretion, the particular terms of any series of preferred stock to be sold in the financing. Those terms might include:

  •
  the designation, number of shares and stated value per share;
  •
  the amount of liquidation preference;
  •
  the price at which shares of such series of preferred stock will be sold;
  •
  the dividend rate or rates (or method of determining the dividend rate);

  •
  the dates on which dividends shall be payable, the date from which dividends shall accrue and the record dates for determining the holder entitled to such dividends;
  •
  any redemption provisions;
  •
  any voting rights;
  •
  any conversion or exchange provisions, including conversion into common stock; and
  •
  any additional dividend, redemption, liquidation or other preferences or rights and qualifications, limitations or restrictions thereof.

The Warrants

        We may sell and issue warrants to any purchaser or placement agent in the financings. The warrants may be sold separately or sold together with the common stock, convertible notes or the preferred stock. We will limit the number of warrants that we may issue in the financings to not more than xx% of the number of shares of common stock otherwise issued or issuable in the financings.

        The warrants may be issued at any purchase price that the VCampus Board determines is appropriate. Typically, warrants are issued for no consideration as an inducement to the investor to purchase the securities. We currently do not expect to receive a purchase price for the warrants. The exercise price of any warrants will be subject to the xx% price limitation described above.

        The warrants are expected to contain provisions that protect the purchaser against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of specified events, such as a merger, stock split, stock dividend or recapitalization. The exercise price for the warrant shares will be payable in cash or by deducting the purchase price from the value of the shares issued upon exercise of the warrant.

        The warrants will be evidenced by warrant certificates. Unless otherwise specified, the warrant certificates may be traded separately from the common or preferred stock or convertible notes, if any, with which the warrant certificates were issued. Until a warrant is exercised, the holder of a warrant will not have any of the rights of a stockholder.

        The VCampus Board of Directors, in its discretion, may determine the terms of the warrants, including:

  •
  the title and the aggregate number of warrants;
  •
  the date or dates on which the warrants will expire;
  •
  the price or prices at which the warrants are exercisable;
  •
  the periods during which the warrants are exercisable;
  •
  the terms of any mandatory or optional call provisions; and
  •
  the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration.

Manner of Sale

        We may sell the securities through agents, underwriters, dealers or directly to purchasers. We will receive the proceeds from the sale of our securities, less any commissions or other selling expenses of agents, underwriters or dealers.

Antidilution

        The securities issued in connection with the future financings in reliance on this proposal would not contain price-based anti-dilution protection, thus the maximum purchase price discount disclosed herein is known and fixed.

Registration Rights

        We expect to offer to file a registration statement to register the common stock sold or issuable in connection with the future financings shortly following the closing of such financings, and to use best efforts to cause that registration statement to become effective within a few months thereafter.

Voting and Board Representation

        We expect any preferred shares we might offer in the financings would carry full voting rights consistent with our existing series of preferred stock. If negotiated by the investors in the future financings, we expect to offer to allow them to appoint up to two directors to our Board of Directors.

Nasdaq Stockholder Approval Requirements

        We are submitting this proposal for stockholder approval pursuant to Nasdaq Marketplace Rules, which include several non-quantitative designation criteria required of a Nasdaq SmallCap Market issuer, such as VCampus. Two of the events that necessitate prior stockholder approval pursuant to these rules are as follows:

  •
  when the issuance or potential issuance (of securities of the issuer) will result in a change of control of the issuer; and

  •
  in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

        Because the proposed financing arrangements described in this proposal potentially involve: (1) the issuance by us of common stock greater than 20% of our currently outstanding common stock at below market value, and (2) the issuance of more than a majority of our currently outstanding common stock, the proposal is subject to these Nasdaq shareholder approval rules and, therefore, requires your approval.

Vote Required

        The affirmative vote of the holders of a majority of all shares of our common stock and preferred stock present or represented and voting together as one class on this proposal at the meeting, together with the affirmative vote of at least a majority of all outstanding shares of each class of our preferred stock voting as separate classes, will be required to approve this proposal.

        In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the annual meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will to be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors has unanimously approved the future financings and recommends that you vote "FOR" Proposal No. X.]

OTHER INFORMATION

Principal Stockholders

        The following table sets forth certain information regarding the ownership of shares of our common stock and preferred stock as of the record date by:

  •
  each person known by us to beneficially own more than 5% of the outstanding shares of any class of our capital stock;
  •
  each of our directors and director nominees;
  •
  each of the Named Executive Officers, as listed under "—Executive Compensation—Summary Compensation" below; and
  •
  all of our directors and executive officers as a group.

        As of the record date, we had outstanding:

  •
  1,581,307 shares of common stock;
  •
  611,522 shares of Series C preferred stock;
  •
  1,013,809 shares of Series D preferred stock;
  •
  582,350 shares of Series E preferred stock;
  •
  3,000,000 shares of series F preferred stock;
  •
  1,458,413 shares of Series F-1 preferred stock;
  •
  27,578 shares of Series F-2 preferred stock;
  •
  78,041 shares of Series G preferred stock; and
  •
  64,285 shares of common stock issuable upon conversion of convertible notes.

        Share ownership in the case of common stock includes shares issuable upon conversion of preferred stock and convertible notes into common stock, and exercise of warrants and options that may be exercised in each case within 60 days after the record date for purposes of computing the percentage of common stock owned by such person but not for purposes of computing the percentage owned by any other person. Percentage voting power is calculated assuming the common stock and all series of preferred stock vote together as one class with each share of common stock entitled to one vote and each share of preferred stock entitled to the number of votes as described under the heading "Record Date and Shares Outstanding" on page 2 of this proxy. Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock and preferred stock indicated below.

	Shares Beneficially Owned
	Common Stock		Series C Preferred Stock		Series D Preferred Stock		Series E Preferred Stock		Series F and F-1 Preferred Stock		Series F-2 Preferred Stock		Series G Preferred Stock
Name	Number of Shares	Percent of Shares	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Percentage Total Voting Power
Barry K. Fingerhut (1) 80 Cuttermill Road, Suite 311 Great Neck, NY 11021	1,794,238	58.5%	229,839	37.6%	409,090	40.4%	—	—	3,001,278	67.3%	6,715	24.3%	46,293	59.3%	36.7%
Dolphin Offshore Partners, L. P. (2) c/o Dolphin Asset Mgmt. Corp. 129 East 17th Street New York, NY 10003	586,099	27.5%	—	—	—	—	—	—	694,996	23.3%	11,736	42.6%	10,000	12.8%	9.0%
Hambrecht & Quist Guaranty Finance, LLC (3) One Bush Street San Francisco, CA 94101	380,565	19.4%	—	—	—	—	582,350	100%	285,712	9.5%	3,841	13.9	—	—	3.6%
Comvest Venture Partners, LLC (4) 830 Third Avenue New York, NY 10003	181,922	10.6%	—	—	—	—	—	—	357,140	11.9%	—	—	—	—	2.7%
Barry Rubenstein (5) 68 Wheatley Road Brookville, NY 11545	156,270	9.5%	218,612	35.7%	381,817	37.7%	—	—	—	—	—	—	—	—	4.7%
Irwin Lieber (6) 80 Cuttermill Road, Suite 311 Great Neck, NY 11021	154,479	9.4%	203,842	33.3%	381,817	37.7%	—	—	—	—	—	—	—	—	4.6%
Seth Lieber (7) 80 Cuttermill Road, Suite 311 Great Neck, NY 11021	146,935	9.0%	192,025	31.4%	363,636	35.9%	—	—	—	—	—	—	—	—	4.4%
Jonathan Lieber (8) 80 Cuttermill Road, Suite 311 Great Neck, NY 11021	146,654	8.9%	192,025	31.4%	363,636	35.9%	—	—	—	—	—	—	—	—	4.4%

	Shares Beneficially Owned
	Common Stock		Series C Preferred Stock		Series D Preferred Stock		Series E Preferred Stock		Series F and F-1 Preferred Stock		Series F-2 Preferred Stock		Series G Preferred Stock
Name	Number of Shares	Percent of Shares	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Percentage Total Voting Power
Wheatley Partners, L. P. (9) 80 Cuttermill Road, Suite 311 Great Neck, NY 11021	146,296	8.9%	189,071	30.9%	363,636	35.9%	—	—	—	—	—	—	—	—	4.4%
Wheatley Foreign Partners, L. P. (10) Third Floor, One Capital Place George Town, Grand Cayman Cayman Islands, B. W. I.	146,296	8.9%	189,071	30.9%	363,636	35.9%	—	—	—	—	—	—	—	—	4.4%
Qwest Investment Company (11) 1801 California Street Suite 5100 Denver, CO 80202	83,519	5.1%	—	—	—	—	—	—	—	—	—	—	—	—	* %
Narasimhan P. Kannan (12)	70,356	4.3%	—	—	—	—	—	—	—	—	—	—	—	—	1.6
John D. Sears (13)	43,709	2.7%	—	—	—	—	—	—	—	—	—	—	—	—	1.0%
Daniel J. Neal (14)	80,281	4.9%	—	—	—	—	—	—	—	—	*
Christopher L. Nelson (15)	27,500	1.7%	—	—	—	—	—	—	—	—	—	—	300	1.2%	*
Deborah A. Colella (16)	18,250	1.1%	—	—	—	—	—	—	—	—	—	—	—	—	*
William E. Kimberly (17)	22,598	1.4%	—	—	—	—	—	—	—	—	—	—	—	—	*
Martin E. Maleska (18)	10,910	*	—	—	—	—	—	—	—	—	—	—	—	—	*
Edson D. deCastro (19)	4,605	*	—	—	—	—	—	—	—	—	—	—	—	—	*
Dennis J. Fischer (20)	2,005	*	—	—	—	—	—	—	—	—	—	—	—	—	*
Ronald E. Freedman (19)	5,375	*	—	—	—	—	—	—	—	—	—	—	—	—	*
All directors and executive officers as a group (7 directors and 5 executive officers) (21)	285,589	16.1%	—	—	—	—	—	—	—	—			300	*	4.0%

*
Less than one percent.

(1)
Consists of: (i) 215,861 shares of common stock, 4,583 shares of common stock issuable upon conversion of Series C preferred stock, 4,545 shares of common stock issuable upon conversion of Series D preferred stock, 478,345 shares of common stock issuable upon conversion of Series F and Series F-1 preferred stock, 107,024 shares of common stock issuable upon conversion of Series F-2 preferred stock, 443,323 shares of common stock issuable upon conversion of Series G preferred stock and 341,434 shares of common stock issuable upon exercise of warrants and options, all held by Mr. Fingerhut directly; (ii) 80,735 and 6,279 shares of common stock, 21,123 and 1,795 shares of common stock issuable upon conversion of Series C preferred stock, 33,516 and 2,848 shares of common stock issuable upon conversion of Series D preferred stock, all held by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., respectively, two investment partnerships of which Mr. Fingerhut serves as an officer of the General Partner; (iii) 200 shares of common stock, 358 shares of common stock issuable upon conversion of Series C preferred stock, 36,740 shares of common stock issuable upon conversion of Series G preferred stock and 9,185 shares of common stock issuable upon exercise of warrants, all held in a joint account with respect to which Mr. Fingerhut has investment and voting power; and (iv) 6,340 shares of common stock held by Mr. Fingerhut's spouse. Mr. Fingerhut disclaims beneficial ownership of the shares held by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., except to the extent of his pecuniary interest therein.

(2)
Consists of 35,000 shares of common stock, 111,566 shares of common stock issuable upon conversion of Series F preferred stock, 187,050 shares of common stock issuable upon conversion of Series F-2 preferred stock, 100,000 shares of common stock issuable upon conversion of Series G preferred stock and 152,483 shares of common stock issuable upon the exercise of warrants.

(3)
Consists of 58,235 shares of common stock issuable upon conversion of Series E preferred stock, 45,537 shares of common stock issuable upon conversion of Series F preferred stock, 61,218 shares of common stock issuable upon conversion of Series F-2 preferred stock, 28,571 shares of common stock issuable upon conversion of a convertible promissory note and 187,004 shares of common stock issuable upon exercise of warrants.

(4)
Consists of 50,000 shares of common stock, 56,922 shares of common stock issuable upon conversion of Series F preferred stock, 35,714 shares of common stock issuable upon conversion of convertible notes and 39,286 shares of common stock issuable upon the exercise of warrants.

(5)
Consists of 146,296 shares beneficially owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., with respect to each of which Mr. Rubenstein is the CEO of the general partner, and 3,581 shares of common stock issuable upon conversion of Series C preferred stock, 1,818 shares of common stock issuable upon conversion of Series D preferred stock and 4,575 shares of common stock, all held by three investment partnerships with respect to which Mr. Rubenstein is a general partner. Mr. Rubenstein disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(6)
Consists of: (i) 146,296 shares beneficially owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., with respect to each of which Mr. Leiber may be deemed to share voting and dispositive power; and (ii) 1,790 shares of common stock issuable upon conversion of Series C preferred stock, 1,818 shares of common stock issuable upon conversion of Series D preferred stock and 4,575 shares of common stock, all held by Mr. Leiber. Mr. Leiber disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(7)
Consists of: (i) 146,296 shares beneficially owed by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., with respect to which Mr. Leiber may be deemed to share voting and dispositive power; and (ii) 358 shares of common stock issuable upon conversion of Series C preferred stock and 281 shares of common stock, all held by Mr. Leiber.

(8)
Consists of: (i) 146,296 shares beneficially owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., with respect to which Mr. Leiber may be deemed to share voting and dispositive power; and (ii) 358 shares of common stock issuable upon conversion of Series C preferred stock held by Mr. Leiber. Mr. Leiber disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(9)
Includes: (i) 21,123 shares of common stock issuable upon conversion of Series C preferred stock; (ii) 33,516 shares of common stock issuable upon conversion of Series D preferred stock; and (iii) 6,279 shares of common stock, 1,795 shares of common stock issuable upon conversion of Series C preferred stock and 2,848 shares of common stock issuable upon conversion of Series D preferred stock, all held by Wheatley Foreign Partners, L.P. Wheatley Partners, L.P. disclaims beneficial ownership of the shares held by Wheatley Foreign Partners, L.P., except to the extent of its pecuniary interest therein.

(10)
Includes shares beneficially owned by Wheatley Partners, L.P and 1,795 shares of common stock issuable upon conversion of Series C preferred stock and 2,848 shares of common stock issuable upon conversion of Series D preferred stock, both held by Wheatley Foreign Partners, L.P. Wheatley Foreign Partners, L.P. disclaims beneficial ownership of the securities owned by Wheatley Partners, L.P., except to the extent of its pecuniary interest therein.

(11)
Includes 71,429 shares of common stock issuable upon exercise of a warrant.

(12)
Includes: (i) 16,910 shares of common stock held by two trusts of which Mr. Kannan and his wife are co- trustees; (ii) 853 shares of common stock held by a limited partnership as to which Mr. Kannan and his wife are the general partners; (iii) 100 shares of common stock held by Mr. Kannan's daughter; and (iv) 51,602 shares of common stock issuable upon exercise of options.

(13)
Includes 11,038 shares of common stock issuable upon exercise of warrants and options.

(14)
Includes: (i) 100 shares of common stock held by Mr. Neal's daughter; (ii) 200 shares of common stock held in Mr. Neal's IRA; (iii) 250 shares of common stock issuable upon exercise of a warrant; and (iv) 72,703 shares of common stock issuable upon exercise of options.

(15)
Includes 14,500 shares issuable upon exercise of options and warrants and 3,000 shares of common stock issuable upon conversion of Series G preferred stock.

(16)
Includes 16,750 shares of common stock issuable upon exercise of options and warrants.

(17)
Includes 10,355 shares of common stock issuable upon exercise of options, as well as 835 outstanding shares of common stock held by Elena Kimberly, Mr. Kimberly's wife.

(18)
Includes 2,250 shares of common stock issuable upon exercise of options.

(19)
Consists of shares of common stock issuable upon exercise of options.

(20)
Includes 750 shares of common stock issuable upon exercise of options.

(21)
Includes the shares (including shares underlying options and warrants) discussed in footnotes (12)—(20).

Executive Compensation

  Summary Compensation

        The following table sets forth all compensation paid by us for services rendered to us in all capacities for the fiscal years ended December 31, 2000, 2001 and 2002 to the two persons who served as chief executive officer in 2002, our only two other highest-paid executive officers who earned at least $100,000 in 2002 and one additional executive officer who otherwise would have been included in such table on the basis of her 2002 compensation but for the fact that she was no longer an executive officer at the end of 2002 (collectively, the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary		Bonus		Restricted Stock Awards			Stock Options (Shares)	All Other Compensation
Narasimhan P. Kannan Chief Executive Officer(1)	2002 2001 2000	$ $ $	39,960 220,000 193,333	$	— — 90,000		— — —		— 41,250 22,651	$ $ $	162,109 — —	(2)
Daniel J. Neal Chief Executive Officer(3)	2002 2001 2000		$160,000 215,000 73,333	$	— — 50,000	$ $	— — 154,800	(4)	— 80,000 45,078	$ $ $	— — 15,313	(5)
Ronald E. Freedman Senior Vice President of Worldwide Sales & Marketing	2002 2001		$140,250 140,459	$ $	1,000 15,000	$	— —		5,000 8,000		$25,414 88,751	(6) (7)
Christopher L. Nelson Chief Financial Officer(8)	2002		$94,592		$38,000		$39,000	(9)	37,750		$—
Deborah A. Colella(10) Chief Financial Officer	2002 2001	$ $	90,833 100,000	$ $	— —		— —		19,500	$ $	13,824	(11)

(1)
Mr. Kannan was re-appointed as Chief Executive Officer in December 2002, a position he had resigned from in September 2000.

(2)
Consists of $151,250 of severance payments following his termination as Executive Chairman in December 2001 and $10,859 of accrued vacation pay.

(3)
Mr. Neal resigned as Chief Executive Officer in December 2002 and now serves as Chief of Strategic Partnerships and Vice Chairman of the Board of Directors.

(4)
Represents the fair market value of 2,000 shares of restricted common stock purchased by Mr. Neal for $0.10 per share on August 8, 2000, the date of his employment agreement, based on the closing sale price of our common stock of $77.50 per share on that date, less the aggregate exercise price of $200. As of December 31, 2002, these shares were valued at $7,420 in the aggregate based on the closing sale price of our common stock on the last trading day of 2002 ($3.81 per share), less the aggregate exercise price of $200. The restrictions applicable to all of these shares have lapsed.

(5)
Represents the fair market value of 500 shares of common stock purchased by Mr. Neal upon exercise of his nonstatutory stock option for $38.80 per share based on the closing sale price of our common stock on that date of $69.375 per share.

(6)
Consists of commissions.

(7)
Consists of $24,991 in commissions and $63,760 in relocation expenses.

(8)
Mr. Nelson was appointed as Chief Financial Officer in June 2002.

(9)
Represents the fair market value of 10,000 shares of restricted common stock purchased by Mr. Nelson on June 3, 2002, the date of his employment agreement, based on the closing sale price of our common stock of $4.00 per share on that date, less the aggregate exercise price of $1,000. As of December 31, 2002, these 10,000 shares of common stock were valued at $37,100 in the aggregate based on the closing sale price of our common stock on the last trading day of 2002 ($3.81 per share), less the aggregate exercise price of $1,000. The restrictions on all of these shares lapsed in September 2002.

(10)
Ms. Colella's employment as Chief Financial Officer terminated in June 2002. She now serves as a consultant to the Company.

(11)
Consists of $10,833 of severance payments and $2,990 of accrued vacation pay.

  Option Grants, Exercises and Holdings and Fiscal Year-End Option Values.

        The following table summarizes all option grants during the year ended December 31, 2002 to the Named Executive Officers:

Option Grants during the Year Ended December 31, 2002

							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees		Exercise or Base Price per Share
Name						Expiration Date
							5%		10%
Christopher L. Nelson	37,500 250	33.7 0.2	% %	$ $	3.90 4.10	06/10/12 03/19/12	$ $	91,976 645	$ $	233,085 1,634
Ronald E. Freedman	5,000	4.5%			$3.90	06/10/12		$12,263		$31,078

(1)
The compounding assumes a 10-year exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in this table may not be necessarily achieved.

        No stock options were exercised by the Named Executive Officers during 2002 The following table sets forth certain information concerning the number and value of unexercised options held by the Named Executive Officers as of December 31, 2002:

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(1)
Name
	Exercisable(2)	Unexercisable(2)	Exercisable(2)	Unexercisable(2)
Narasimhan P. Kannan	51,603	—	$45,788	$—
Daniel J. Neal	68,954	25,626	$74,231	$14,569
Christopher L. Nelson	7,750	30,000	$0	$0
Deborah A. Colella	12,937	6,563	$10,545	$0
Ronald E. Freedman	4,625	8,375	$1,665	$0

(1)
Options are considered in-the-money if the market value of the shares covered thereby is greater than the option exercise price. The values in the table are calculated by subtracting the exercise price of each option from $3.81 (the closing sale price of our common stock as represented on the

  Nasdaq SmallCap Market on December 31, 2002) and multiplying the difference by the number of shares underlying each option.

(2)
The first number represents the number or value as called for by the appropriate column of exercisable (vested) options; the second number represents the number or value as appropriate of unexercisable (unvested) options.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2002 on all our equity compensation plans currently in effect.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options or warrants	Weighted-average exercise price of outstanding options or warrants	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders:
Amended and Restated Stock Option Plan and 1996 Stock Plan	416,662	$11.73	20,697
Equity compensation plans not approved by shareholders:
Compensatory warrants issued to service providers	139,364	$49.44	0

Total	556,026	$21.18	20,697

        The compensatory warrants identified in the above table consists of approximately 25 grants made to placement agents and financial advisors in exchange for their services in connection with a variety of financings completed since 1998. These warrants expire on various dates beginning in September 2003 and ending in April 2009 and have exercise prices ranging from $4.35 to $70.00 per share. The forms of warrants granted under these arrangements are consistent with the forms of warrants granted to investors in the corresponding financings and generally include a net exercise provision.

Employment Agreements

        In December 2001, Mr. Kannan's employment agreement was terminated upon his resignation for good cause from his position as executive Chairman of the Company. From that time until he was reappointed as our Chief Executive Officer in December 2002, he served as the non-executive Chairman of our Board of Directors. Consistent with the terms of his terminated employment agreement, Mr. Kannan received nine months of severance (or $151,250) in 2002. In addition, Mr. Kannan entered into a consulting arrangement with us through the end of 2002, pursuant to which he provided full time consulting services to us in exchange for retaining full health insurance benefits during the term of the consulting relationship. Following his reappointment as our Chief Executive Officer in December 2002, Mr. Kannan and VCampus entered into a new employment agreement, effective on January 1, 2003, providing for a monthly base salary of $23,333. The term of the agreement expires in June 2003, but the agreement is subject to automatic one-month renewal terms unless his employment is sooner terminated. Mr. Kannan was granted a performance-based option to purchase 35,000 shares of common stock at market price on the date of grant ($3.72 per share) and is eligible for performance bonuses in the discretion of the Board. In the event Mr. Kannan is terminated without cause, he would become entitled to continue to receive his salary for any remaining term under his employment agreement.

        In connection with the resignation of Mr. Neal as Chief Executive Officer and his appointment as Executive Vice Chairman and Chief of Strategic Partnerships in December 2002, we entered into an amended and restated employment agreement with him. Mr. Neal's new employment agreement provides for an annual base salary of $160,000. Mr. Neal is eligible for performance bonuses in the discretion of the Board. The term of the agreement expires in December 2003 and is not subject to automatic renewal. Consistent with our policies, in the event that Mr. Neal is terminated without cause or resigns for good cause (including a change of control transaction), we are required under his new employment agreement to continue paying salary to him for any remaining term of his employment agreement through the end of 2003.

        Mr. Nelson's employment agreement provides for an annual base salary of $200,000, although he voluntarily agreed to forego $23,100 of salary in 2002. The term of the agreement expires in May 2004, but the agreement is subject to automatic one-year renewal terms unless sooner terminated. Mr. Nelson received a signing bonus of 10,000 shares of restricted common stock and received stock options to purchase a total of 37,500 shares of common stock at $3.90 per share. Mr. Nelson is eligible for annual performance bonuses of up to 50% of his annual base salary based on achievement of specified performance criteria set forth in his employment agreement. He received a performance bonus of $38,000 in 2002. Consistent with our policies, in the event Mr. Nelson is terminated for cause or resigns for good reason (including a change of control), we are required under his employment agreement to continue paying him his annual base salary for six months as severance.

Compensation of Directors

        Beginning in April 2002, we agreed to pay our non-employee directors $3,000 for each in-person Board meeting attended and $1,500 for each in-person committee meeting attended that is not on the same day or within a day of a full Board meeting. In addition, we agreed to pay non-employee directors $1,000 for participating in each telephonic Board meeting and in each committee meeting that is not on the same day or within one day of a full Board meeting. Directors can elect to be paid these fees in cash or common stock valued at fair market value on the date of grant. We reimburse directors for expenses incurred in connection with each board or committee meeting attended.

        The 1996 Plan provides for the grant of nonstatutory options to our non-employee directors. The 1996 Plan provides automatic grants on January 1 of each year to non-employee directors of an option to purchase 1,000 shares. In addition, in the case of a new director, automatic grants shall be effective upon such director's initial election or appointment to the Board with the number of underlying shares equal to the product of 250 multiplied by the number of regularly scheduled meetings remaining in that year. Subject to continued status as a director, options vest 25% per year on each of the fifth, sixth, seventh and eighth anniversaries of the date of grant; provided, however, that 250 shares vest on each date the director attends a Board meeting in person during that year. In addition, such director will automatically be granted a fully-vested option to purchase an additional 250 shares on each date the director attends an in-person meeting of a committee of the Board other than on the same day or within one day of a full Board meeting.

        Under the 1996 Plan's automatic grant program, during 2002 the non-employee directors received options as follows: Mr. Kimberly—2,500; Mr. Sears—1,000; Mr. deCastro—1,000; Mr. Maleska—1,500; and Mr. Fischer—750.

Report of the Compensation Committee on Executive Compensation

        The Compensation Committee of the Board of Directors is responsible for establishing compensation policy and administering the compensation programs of our executive officers. The purpose of this report is to inform stockholders of our compensation policies for executive officers and the rationale for the compensation paid to executive officers in 2002.

        The Compensation Committee of the Board of Directors, consisting entirely of non-employee directors, approves all policies under which compensation is paid or awarded to our executive officers. The Compensation Committee is currently composed of Messrs. deCastro and Fischer. Mr. Kannan served as a member of the compensation committee following his termination of employment in December 2001 until his reappointment as Chief Executive Officer in December 2002. The members of the Compensation Committee also administer our stock plans.

        For compensation paid to the Chief Executive Officer and other Named Executive Officers in 2002, no reference was made to the data for comparable companies included in the performance graph included in this proxy statement under the heading—"Performance Graph."

        Compensation Philosophy.    Our executive compensation program has three objectives: (1) to align the interests of the executive officers with the interest of our stockholders by basing a significant portion of an executive's compensation on our performance; (2) to attract and retain highly talented and productive executives; and (3) to provide incentives for superior performance by our executives. To achieve these objectives, the Compensation Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefits programs that we offer to all of our employees.

        Each year, the Compensation Committee reviews our executive compensation program. In its review, the Compensation Committee studies the compensation packages for executives of companies at a comparable stage of development and in our geographical area, assesses the competitiveness of our executive compensation program and reviews our financial and operational performance for the previous fiscal year. The Compensation Committee also gauges the success of the compensation program in achieving its objectives in the previous year, and considers our overall performance objectives.

        Each element of our executive compensation program is discussed below.

        Base Salaries.    The Compensation Committee annually reviews the base salaries of our executive officers. The base salaries for our executive officers for 2002 were established at the beginning of that fiscal year, or when the executive joined us, as the case may be. In addition to considering the factors listed in the foregoing section that support our executive compensation program generally, the Compensation Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Compensation Committee also measures individual performance based upon a number of factors, including measurement of our historic and recent financial and operational performance and the individual's contribution to that performance, the individual performance on non-financial goals and other contributions of the individual to our success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance targets.

        Incentive Compensation.    Cash bonuses established for executive officers are intended to motivate the individual to work hard to achieve our financial and operational performance goals or to otherwise incent the individual to aim for a high level of achievement on our behalf in the coming year. The Compensation Committee does not have an exact formula for determining bonus payments, but has established general target bonus levels up to a maximum of 50% of base salary for executive officers based in relatively equal measures upon the Compensation Committee's subjective assessment of our projected revenues and net income, customer service metrics and other operational and individual performance factors. The Committee may adjust these targets during the year.

        Long-Term Incentive Compensation.    Our long-term incentive compensation plan for our executive officers is based upon our stock plans. We believe that placing a portion of our executives' total compensation in the form of stock options achieves three objectives. It aligns the interest of our executives directly with those of our stockholders, gives executives a significant long-term interest in our success and helps us retain key executives. Options generally vest over a three to five-year period based upon continued employment. In the past five years, we granted performance-based options to the Chief Executive Officer and various other executive officers. As modified in April 2001, these grants vest ratably over four years beginning five years from the date of grant, subject to accelerated vesting in full during the first four years after the grant date if we record quarterly earnings before taxes of not less than $400,000 on net quarterly revenue of not less than $3,000,000 for two consecutive quarters. The vesting of Mr. Neal's 12,500 performance-based options are accelerated at such time as we record quarterly earnings before interest, depreciation, amortization and taxes of not less than $250,000 on net quarterly revenue of not less than $2,500,000 for two consecutive quarters. In December 2001, we granted an option to Mr. Neal to purchase 50,000 shares at fair market value on the date of grant, vesting one fourth upon grant and the remainder vesting equally over the four quarters thereafter, based upon continued employment. In January 2003, we granted a performance option to Mr. Kannan to purchase 35,000 shares of common stock that vests ratably over three years, subject to acceleration in the event certain revenue, profitability and EBITDA milestones are achieved.

        In determining the number of options to grant an executive, the Board primarily considered the executive's past performance and the degree to which an incentive for long-term performance would benefit us, as well as the number of shares and options already held by the executive officer. It is the Compensation Committee's policy to grant options at fair market value unless particular circumstances warrant otherwise.

        In June 2001, we initiated an employee option exchange program designed to incent our employees by offering to exchange their existing options, many of which had exercise prices considerably higher than the recent trading price of our common stock, for the opportunity to receive new options in December 2001 for an identical number of shares and with an exercise price equal to fair market on the new grant date. Mr. Neal and Mr. Kannan participated in this program and received 30,000 and 41,250 new options, respectively, at $2.70 per share in December 2001 in exchange for an equal number of options that were cancelled in June 2001. The new options vest on the same terms as the cancelled options for which they were exchanged.

        Benefits.    We believe that we must offer a competitive benefit program to attract and retain key executives. During fiscal 2002, we provided the same medical and other benefits to our executive officers that are generally available to our other employees.

        Compensation of the Chief Executive Officer.    The Chief Executive Officer's compensation is based upon the same elements and measures of performance as is the compensation for our other executive officers. The Compensation Committee approved a base salary for Mr. Kannan of $23,333 per month beginning in January 2003 and for Mr. Neal of $160,000 per year beginning in December 2002. In structuring the compensation of Messrs. Kannan and Neal, the Compensation Committee considered the alignment of their compensation packages with our financial performance to be essential. No cash bonus was paid to Messrs. Kannan and Neal for 2002.

        Section 162(m) of the Code.    It is the responsibility of the Compensation Committee to address the issues raised by Section 162(m) of the Code. This Section makes certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to such companies. The Compensation Committee has reviewed these issues and has determined that it is not necessary for us to take any action at this time with regard to these issues.

        Neither the material in this report, nor the Performance Graph, is soliciting material, is or will be deemed filed with the Securities and Exchange Commission or is or will be incorporated by reference in any filing we make under the Securities Act of 1933 or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

Dated: April 2003	Submitted by:	THE COMPENSATION COMMITTEE Edson D. deCastro Dennis J. Fischer

Compensation Committee Interlocks and Insider Participation

        As of December 31, 2002, the Compensation Committee of the Board of Directors consisted of Messrs. deCastro and Fischer, neither of whom was at any time during the fiscal year ended December 31, 2002, or at any other time, an officer or employee of VCampus. Mr. Kannan resigned form the Compensation Committee prior to his reappointment as Chief Executive Officer in December 2002. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

Report of the Audit Committee

        The Audit Committee is composed of two directors who are "independent" as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' Marketplace Rules. The members also meet the independence requirements under currently proposed Nasdaq and SEC rules regarding audit committees. The Audit Committee operates under a written charter previously approved by the Board of Directors and performs the functions described therein.

        The Audit Committee reviews our company's financial reporting process on behalf of our board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and procedures for financial reporting. In this context, the Audit Committee met six times during 2002 and held discussions with management and Ernst & Young, our independent auditors, regarding these matters. Management represented to the Audit Committee that our company's audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our company as of and for the periods presented in the financial statements.

        During its meetings with management and Ernst & Young, the Audit Committee reviewed and discussed, among other things:

  •
  the appointment of Ernst & Young as our independent auditors,

  •
  the impact of the Sarbanes-Oxley Act of 2002 and related corporate governance proposals, including the certifications required to be made by our Chief Executive Officer and Chief Financial Officer,

  •
  management evaluations of the internal controls and disclosure controls and procedures that we have adopted,

  •
  the annual external audit plan including risk assessments, and

  •
  our significant accounting policies.

        The Audit Committee met in private sessions with Ernst & Young. During the private sessions, the Audit Committee confirmed that the independent auditors were satisfied with the positions taken by management in the presentation of our financial results and the independent auditors confirmed that there were no matters regarding our internal controls requiring communication to the Audit Committee under generally accepted auditing standards. In March 2003, management and Ernst & Young reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2002 with the Audit Committee, together with our disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." This discussion included among other things:

  •
  critical accounting policies and practices used in the preparation of our financial statements,
  •
  any significant audit adjustments proposed by the independent auditors,
  •
  confirmation that there were no matters of significant disagreement between management and the independent auditors during the audit, and
  •
  other matters required to be discussed by Statements of Auditing Standards.

        Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2002.

        The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee has received the written disclosures and confirmation from Ernst & Young required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with Ernst & Young their independence.

Submitted by:	THE AUDIT COMMITTEE
William E. Kimberly John D. Sears Martin E. Maleska

        The material in this proxy statement will not be deemed filed with the SEC or will be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filings.

Performance Graph

        The following graph shows a five-year comparison of cumulative total stockholder returns(1) for VCampus, the CRSP Total Market Return Index of the Nasdaq Stock Market and CRSP Nasdaq Non-Financial Stocks Total Return Index. (The "CRSP" is the Center for Research in Securities Prices at the University of Chicago.) The graph assumes that $100 was invested on December 31, 1997 in each of our common stock, the stocks in the CRSP Total Market Return Index of the Nasdaq Stock Market and the stocks in the CRSP Nasdaq Non-Financial Stocks Index.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
VCMP	$100.00	$36.00	$18.93	$5.11	$2.66	$3.05
NASDAQ CRSP Total	$100.00	$138.47	$258.16	$156.09	$123.11	$84.77
NASDAQ Non-Financial	$100.00	$146.75	$287.71	$168.05	$128.50	$84.02

(1)
Total return assumes reinvestment of dividends. Total returns for the Nasdaq Stock Market and the Nasdaq Non-Financial Stocks indices are weighted based on market capitalization.

Certain Transactions

        In December 1996, we loaned Nat Kannan, our founder, Chief Executive Officer and Chairman, $100,000 to help satisfy Mr. Kannan's income tax withholding obligations relating to back wages paid to Mr. Kannan by us in 1996. The largest outstanding principal amount under the loan, together with interest accrued thereon, during 2002 was approximately $145,000. The loan bears interest at the prime rate, as announced from time to time by Wachovia Bank, minus one percent with principal and accrued interest payable in full upon demand. Mr. Kannan repaid an aggregate of $23,097 in accrued interest to us under this loan obligation in 2002.

        In March 2002, Barry Fingerhut, our largest beneficial stockholder, agreed to cancel the entire balance of principal and interest of $510,444 outstanding under the convertible notes issued to him in our December 2001 financing in exchange for an aggregate of 1,458,413 shares of Series F-1 preferred stock at $0.35 per share. Each share of Series F-1 preferred stock is convertible into 1/10th of a share of common stock. As an inducement to effect this exchange of debt for equity, we issued to the Mr. Fingerhut warrants to purchase an aggregate of 14,584 shares of common stock at an exercise price of $4.00 per share.

        In May and June 2002, we completed the following equity financing transactions:

  1.
  The sale of 242,859 shares of Series F Preferred Stock for $85,000 in cash at $0.35 per share and warrants to purchase 6,071 shares of common stock at $4.00 per share. Each share of Series F Preferred Stock was initially convertible into 1/10th of a share of common stock at any time at the election of the holder. Dolphin Offshore Partners, L.P., one of our largest stockholders, invested $45,000 in this financing.

  2.
  The sale of 17,859 shares of Series F-2 Preferred Stock for approximately $625,000 in cash at $35.00 per share, each of which Series F-2 Preferred Share was initially convertible into 10 shares of common stock, and warrants to purchase a total of 160,365 shares of common stock at $4.00 per share. Mr. Fingerhut and Dolphin Offshore Partners invested $235,025 and $205,030, respectively, in this financing.

  3.
  The issuance of 5,878 shares of Series F-2 Preferred Stock, plus a warrant to purchase 5,878 shares of common stock at $4.00 per share, to Dolphin Offshore Partners in exchange for the cancellation of a convertible promissory note in the principal and accrued interest amount of $205,730, each of which Series F-2 Preferred Share was initially convertible into 10 shares of common stock.

  4.
  The issuance of 3,841 shares of Series F-2 Preferred Stock to Hambrecht & Quist Guaranty Finance, LLC, one of our largest stockholders, in exchange for the cancellation of $126,970 of accounts payable, each of which Series F-2 Preferred Share was initially convertible into 10 shares of common stock.

  5.
  The sale of 114,305 shares of Series F Preferred Stock for $40,007 in cash at $0.35 per share and warrants to purchase 2,858 shares of common stock at $4.00 per share. Each share of Series F Preferred Stock was initially convertible into 1/10th of a share of common stock at any time at the election of the holder.

        The conversion price applicable to the Series F, F-1 and F-2 Preferred Stock adjusted automatically from $3.50 to $2.196 as a result of antidilution adjustments triggered by the Series G financing in September 2002.

        In September 2002, we raised approximately $1,000,000 through the issuance of 46,400 shares of Series G Preferred Stock at a purchase price of $21.96 per share. Under the terms of this financing, we also issued five-year fully vested warrants to purchase 116,000 shares of common stock at $2.42 per share. Each share of Series G Preferred Stock is convertible into 10 shares of common stock at any time at the election of the holder. Mr. Fingerhut and Dolphin Offshore Partners invested $592,920 and $219,600, respectively, in the financing. Mr. Fingerhut also purchased $19,920 of shares of Series G preferred stock in November 2002 at $24.90 per share and received warrants to purchase 200 shares of common stock at $2.74 per share.

        Prior to Mr. Nelson joining the Company as Chief Financial Officer in June 2002, his wholly owned company provided us with contract employees in our financial and technical operations departments. In 2002, we paid Mr. Nelson's company a total of $99,191 for these services. The contract employee arrangement ceased upon Mr. Nelson's employment by us in June 2002.

        We have adopted a policy that all transactions between us and our executive officers, directors and other affiliates must be approved by a majority of the members of our Board of Directors and by a majority of the disinterested members of our Board of Directors, and must be on terms no less favorable to us than could be obtained from unaffiliated third parties. Any new loans or advances with insiders and any forgiveness of loans to insiders must be for a bona fide business purpose and be approved by a majority of the independent members of our Board of Directors who do not have an interest in the transactions.

        All past and ongoing transactions involving insiders were approved by at least a majority of our independent and disinterested directors at the time of the transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

        Pursuant to Section 16(a) of the Exchange Act, our directors and executive officers and persons who beneficially own 10% or more of our common stock (collectively, "Insiders") are required to file reports with the SEC indicating their holdings of and transactions in our equity securities. Insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, there were no reports required under Section 16(a) of the Exchange Act which were not timely filed during the fiscal year ended December 31, 2002, except for the following:

  1.
  Dennis Fischer filed a late Form 3 on April 23, 2002 to report his ownership of VCampus equity securities as of the date of his appointment to the Board on March 25, 2002.

  2.
  Barry Fingerhut filed a late Form 4 on July 10, 2002 to report his purchase of an aggregate of 78,000 pre-split shares of common stock on various dates in August 2000 and his purchase of an aggregate of 148,700 pre-split shares of common stock on various dates in November 2000.

  3.
  Barry Fingerhut filed a late Form 4 on June 11, 2002 to report his March 31, 2002 acquisition of: (a) a warrant to purchase 145,841 pre-split shares of common stock; and (b) Series F-1 Convertible Preferred Stock, convertible into 1,458,413 pre-split shares of common stock, and to report his disposition of a promissory note convertible into 1,428,57 pre-split shares of common stock.

  4.
  Ronald Freedman filed a late Form 3 on January 27, 2003 to report his ownership of VCampus equity securities as of the date of his appointment as an executive officer of VCampus on December 23, 2002.

DESCRIPTION OF CAPITAL STOCK

Authorized Stock

        As of the date of this prospectus, our authorized capital stock consists of 36,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. The description below is a summary of all material provisions of our common stock and preferred stock.

Common Stock

        The holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including elections of directors. Subject to the preferential rights, if any, of holders of any then outstanding preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor. The terms of the common stock do not grant to the holders thereof any preemptive, subscription, redemption, conversion or sinking fund rights. Subject to the preferential rights of holders of any then outstanding preferred stock, the holders of common stock are entitled to share ratably in our assets legally available for distribution to stockholders in the event of our liquidation, dissolution or winding. As of the record date, 1,581,307 shares of common stock were issued and outstanding, 1,115,580 shares of common stock were reserved for issuance upon the exercise of outstanding warrants and approximately 702,489shares of common stock were reserved for issuance pursuant to our stock plans.

        Our Certificate of Incorporation and Bylaws contain certain provisions that may have the effect of delaying, deferring, or preventing our change of control. In addition, the Board generally has the authority, without further action by stockholders, to fix the relative powers, preferences, and rights of the unissued shares of our preferred stock. Provisions that could discourage an unsolicited tender offer or takeover proposal, such as extraordinary voting, dividend, redemption, or conversion rights, could be included in this preferred stock.

Preferred Stock

        Pursuant to our Certificate of Incorporation, we have the authority to issue up to 10,000,000 shares of preferred stock, $0.01 par value per share, in one or more series as determined by our Board of Directors. The Board of Directors may, without further action by our stockholders, issue one or more series of preferred stock and fix the rights and preferences of such shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock issued by us in the future. In particular, the issuance of additional shares of preferred stock may adversely affect the voting power of the common holders. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from attempting to acquire control of us.

        As of the record date, we had designated 1,000,000 shares of Series C Convertible Preferred Stock, of which 611,522 shares were issued and outstanding, 1,200,000 shares of Series D Convertible Preferred Stock, of which 1,013,809 shares were issued and outstanding, 3,000,000 shares of Series E Convertible Preferred Stock, of which 582,350 shares were issued and outstanding, 3,000,000 shares of Series F Convertible Preferred Stock, all of which were issued and outstanding; 1,458,413 shares of Series F-1 Convertible Preferred Stock, all of which were issued and outstanding; 60,000 shares of Series F-2 Convertible Preferred Stock, 27,578 shares of which were issued and outstanding; and 80,000 shares of Series G Convertible Preferred Stock, of which 78,041 shares were issued and outstanding. [After the record date, we expect to create and authorize the issuance of up to 50,000 shares of Series H Preferred Stock in connection with the financing described in Proposal No. 4].

        The following is a summary of the terms, rights and privileges of our designated preferred stock.

        Rank. Our Series C, Series D, Series E, Series F, Series F-1, Series F-2 and Series G preferred stock all rank on an equal basis with each other, senior to any future series of preferred stock, and prior to the common stock as to dividends and distributions of assets. [We expect our Series H preferred stock to rank on parity with each of our existing classes of preferred stock.]

        Dividends. Holders of Series C preferred stock will be entitled to receive cash dividends, if any, when, as and if declared by our Board out of funds legally available for dividends. Holders of Series D preferred stock are entitled to receive a 5% annual dividend, compounded and paid semiannually each June 30 and December 31, payable, at our option, either in cash or in our common stock valued at 90% of the average closing bid price of the stock for the five trading days prior to the dividend due date. Holders of Series E preferred stock are entitled to receive a 6% annual dividend, compounded and paid monthly in shares of Series E preferred stock. Holders of Series F, Series F-1, Series F-2,

Series G [and Series H] preferred stock will be entitled to receive, when, as and if declared by our Board out of funds legally available for the purpose, dividends payable either in cash, in property or in shares of capital stock.

        Conversion Rate. At any time, holders of shares of any series of our preferred stock may convert all or a portion of those shares into a number of shares of common stock computed by multiplying the number of shares to be converted by the purchase price of those shares, and dividing the result by the conversion price then in effect. The conversion price for each class of preferred stock is as follows (as may be adjusted from time to time to account for any stock splits, stock dividends, recapitalizations, mergers, asset sales or similar events):

Class of Preferred Stock	Conversion Price
Series C	$69.82
Series D	$55.00
Series E	$31.30
Series F	$2.196
Series F-1	$2.196
Series F-2	$2.196
Series G	$2.196 to $2.722
[Series H]	[1/100th of the purchase price of Series H]

        Liquidation. Upon a change in control, liquidation, dissolution or winding up of our affairs, each holder of shares of any series of our preferred stock will be entitled, on an equal basis with all other holders of our preferred stock, to a liquidation preference prior in right to any holders of common stock. The liquidation preference equals the amount paid for the preferred stock.

        Redemption. Within 60 days after June 29, 2005, the seventh anniversary of the issuance of the Series D preferred stock, we may, at our sole option, redeem all outstanding shares of Series D preferred stock not previously converted into common stock. The redemption price is initially $6.875 per share, as adjusted to reflect any subdivisions (by stock split, stock dividend or otherwise) or combinations or consolidations of the Series D preferred stock since its issuance, plus all declared but unpaid dividends. The redemption price is payable in cash in equal quarterly installments over a one-year period.

        Voting. Holders of shares of any series of our preferred stock are entitled to vote on all matters submitted to stockholders for a vote, voting together with the holders of our common stock as a single class. Holders of Series C, Series D, Series E, Series F or Series F-1 preferred stock are entitled 1/10th of a vote for each share of preferred stock held. Holders of Series F-2 preferred stock are entitled to 7.32 votes for each share of Series F-2 preferred stock held. Each holder of Series G preferred stock is entitled to ten votes for each share of Series G preferred stock held. [Each holder of Series H preferred stock is entitled to one hundred votes for each share of Series H preferred stock held.] Each series of preferred stock is entitled to vote as a separate class on the creation of any new series of preferred stock or the issuance of additional shares of capital stock ranking senior or equal to that series of preferred stock.

OTHER MATTERS

        The Board of Directors knows of no other business to be brought before the special meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

PROXY

PROXY
VCAMPUS CORPORATION
1850 Centennial Park Drive
Suite 200
Reston, Virginia 20191
SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS

        The undersigned hereby appoints Narasimhan P. Kannan and Christopher L. Nelson, as proxies, each with full power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock and/or preferred stock of VCampus Corporation ("VCampus") held of record by the undersigned on April 8, 2003 at the annual meeting of stockholders of VCampus to be held on May 27, 2003 and any adjournments thereof.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

        PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY PROXY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

VCAMPUS CORPORATION
Wachovia Bank
Shareholder Services Administration
Building 3C3
Charlotte, NC 28288-1153

Dear Stockholder:

        Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of VCampus that require your immediate attention.

        Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

        Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

        Thank you in advance for your prompt consideration of these matters.

        Sincerely,

        VCampus Corporation

DETACH HERE

☒ Please mark votes as in this example.

1.	Election of Directors: Nominees: Narasimhan P. Kannan, Edson D. deCastro, Martin E. Maleska, Daniel J. Neal, John D. Sears, William E. Kimberly and Dennis J. Fischer
	FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐
☐
________________________________ For all nominees as noted above
2.
	To approve the $2 million Series G preferred stock financing completed between September 2002 and March 2003 and to authorize the full conversion of the securities issued thereunder into common stock pursuant to the terms thereof;	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To ratify the nominal participation by one of our executive officers in the Series G preferred stock financing;	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	To approve the Series H preferred stock financing on the terms described herein;	FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	To approve an amendment to our Certificate of Incorporation to require mandatory automatic conversion of all shares of Series D preferred stock into common stock on the terms described herein;	FOR ☐	AGAINST ☐	ABSTAIN ☐
6.	To reserve an additional 200,000 shares for issuance under our 1996 Stock Plan;	FOR ☐	AGAINST ☐	ABSTAIN ☐
7.	To ratify the appointment of Ernst & Young LLP, McLean, Virginia, as our independent auditors for the fiscal year ending December 31, 2003; and	FOR ☐	AGAINST ☐	ABSTAIN ☐

          In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

          Mark here if you plan to attend the meeting ☐.

          Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized person.

Signature:	Date:	Signature:	Date:

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 27, 2003
PROPOSAL NO. 1—ELECTION OF DIRECTORS
PROPOSAL NO. 2—APPROVAL OF SERIES G PREFERRED STOCK FINANCING
PROPOSAL NO. 3—RATIFICATION OF PARTICIPATION BY A VCAMPUS OFFICER IN THE SERIES G PREFERRED STOCK FINANCING
PROPOSAL NO. 4—APPROVAL OF SERIES H PREFERRED STOCK FINANCING
PROPOSAL NO. 5—APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT AUTOMATIC CONVERSION OF SERIES D PREFERRED STOCK INTO COMMON STOCK
PROPOSAL NO. 6—INCREASE TO NUMBER OF SHARES RESERVED UNDER OUR 1996 STOCK PLAN
PROPOSAL NO. 7—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
[PROPOSAL NO. X—APPROVAL OF FUTURE FINANCING
OTHER INFORMATION
Summary Compensation Table
Option Grants during the Year Ended December 31, 2002
Fiscal Year-End Option Values
DESCRIPTION OF CAPITAL STOCK
OTHER MATTERS